Exhibit (g)(12)

Form of

[ Janus Letterhead ]

April 28, 2017

VIA FEDERAL EXPRESS

Steven Bennett, Esq.

State Street Bank and Trust Company

Global Investor Services Group

One Lincoln Street

Boston, Massachusetts 02111

Re: Letter Agreement Regarding Name Change

Dear Mr. Bennett:

This letter is to notify you that Janus Aspen Series (the “Trust”) will change the name of Janus Portfolio to Research Portfolio, effective as of May 1, 2017.

The Trust requests confirmation that all references to Janus Portfolio in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company, shall be replaced with Research Portfolio.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES

By:
Kathryn Santoro
Vice President, Chief Legal Counsel, and Secretary

STATE STREET BANK AND TRUST COMPANY

By:

Agreed to this         day of                     , 2017.